Exhibit 99.1

NEWS RELEASE

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports First Quarter 2008 Results
First quarter bookings improve 13.4% to $45.8 million
Confirms 2008 sales expectation of approximately $170 million
EAST AURORA, NY, May 1, 2008 — Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry, today reported sales of $41.1 million in the first quarter of 2008, which ended March 29, 2008, a 4.2% decrease compared with revenue of $42.9 million in the first quarter of 2007. Net income in the first quarter of 2008 was $2.6 million, or $0.31 per diluted share, compared with $4.7 million, or $0.56 per diluted share, in the same period the prior year.
Sales to the commercial transport market decreased $4.7 million to $23.9 million as a result of reduced retrofit activity compared with the first quarter of 2007. The decrease of sales to the commercial transport markets, which declined on lower demand for in flight entertainment systems and in seat power systems, was partially offset by increased sales to the business jet and military markets. Sales to the business jet market increased by 17.6% over last year’s first quarter to $9.1 million as a result of increased production rates for new programs such as the Eclipse 500. Sales to the military markets increased by 26% to $7.8 million compared with last year’s first quarter. The increase was a result of increased volume for new build aircraft, as well as higher aftermarket volume.
Peter J. Gundermann, President and Chief Executive Officer of Astronics commented, “This year’s first quarter performance was in line with our expectations, building momentum and creating a strong foundation for the future. Comparisons with the beginning of last year mask the value of the results, however, because we experienced unusually large demand during that period. We believe that sequential comparisons provide a better understanding of our progress.”
Sales in the first quarter of 2008 increased 13.3% compared with the fourth quarter of 2007. Net income and earnings per diluted share increased 27.9% and 29.2%, respectively when compared with the fourth quarter of 2007.

Operating Results
Gross profit in the first quarter of 2008 was $8.5 million, or 20.7% of sales, compared with $11.7 million, or 27.2% of sales, in the first quarter of 2007. Lower margins were a result of decreased operating leverage from the lower sales volume, increased engineering and development (E&D) spending, product mix, and higher infrastructure costs. Certain new projects have initially softer margins than is typical for the Company. E&D expense, which is included in the cost of goods sold, was $5.1 million in the first quarter of 2008, an increase of $1.5 million compared with the first quarter of 2007. E&D expense is expected to be around $20 to $22 million or somewhat higher for 2008.
Mr. Gundermann noted, “Our increased engineering and development spending reflect the opportunities we are pursuing, and that are brought to us, for our products to be designed into new aircraft. Our objective is to invest in projects which we believe have the highest propensity for success and create greater value over the life of the aircraft.”
He added, “We also beefed up the infrastructure of the organization during the year to accommodate our growth. Through the first half of last year, we stretched significantly to satisfy demand. With our current operating structure, we could similarly stretch to achieve annual sales of $200 million, if necessary.”
Selling, general and administrative (SG&A) expense was $4.2 million in the first quarter of 2008, slightly lower than SG&A expense of $4.3 million in the same period the prior year. As a percentage of sales, SG&A was 10.2%.
The reduction of first quarter 2008 gross margin of 20.7% compared with 21.1% in the fourth quarter of 2007 reflected the combined effect of the leverage gained on higher sales offset by the $1.3 million increase in E&D expenses. Operating margin in the first quarter of 2008 was 10.4%, relatively stable compared with 10.5% in the fourth quarter of 2007, despite the $0.4 million increase in SG&A.
Liquidity and Capital Expenditures
Cash and cash equivalents were $1.2 million at March 29, 2008, a decrease from $2.8 million at December 31, 2007. The Company has a $25 million line of credit of which $18.7 million was available at the end of the first quarter.
Capital expenditures in the first quarter of 2008 were $1.0 million compared with $3.0 million in the same period the prior year. Capital expenditures were higher in the first quarter of 2007 due to the expansion efforts at the Company’s East Aurora, New York facility. Capital expenditures are expected to be approximately $6 to $8 million for 2008.
Outlook
Bookings in the first quarter of 2008 were $45.8 million, a 13.4% increase compared with bookings of $40.4 million in the same period the prior year. Bookings were also up 18.3% compared with bookings of $38.7 million in the fourth quarter of 2007. Backlog at March 29, 2008 was $97.1 million, relatively unchanged from backlog at the end of the first quarter of 2007, and up from backlog of $92.4 million at December 31, 2007.
Mr. Gundermann continued, “We are encouraged by the strong level of orders we received in the first quarter, and we are off to a solid start to the year with about $85 million of our current backlog scheduled for delivery by the end of this year. We are confirming our revenue guidance of $170 million recognizing there could be some upside potential. We also expect the pattern of sales this year to be more evenly distributed than what we experienced in 2007, which was heavily weighted on the front end.”
He concluded, “The last few years have been the most rewarding years in the history of the Company with revenue doubling and profits up sevenfold from 2005 to 2007. I believe we are building on the momentum we have established towards a future of continued growth and success.”

First Quarter 2008 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 280300 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 280300.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET on
May 8, 2008.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended
	3/29/2008	3/31/2007

Sales	$41,089	$42,875
Cost of products sold	32,590	31,225

Gross profit	8,499	11,650
Gross margin	20.7%	27.2%
Selling general and administrative	4,209	4,276

Income from operations	4,290	7,374
Operating margin	10.4%	17.2%
Interest expense, net	205	296
Other (income) expense	15	(8)

Income before tax	4,070	7,086
Income taxes	1,423	2,391

Net Income	$2,647	$4,695

Basic earnings per share:	$0.32	$0.58
Diluted earnings per share:	$0.31	$0.56

Weighted average diluted shares outstanding	8,593	8,454

Capital Expenditures	$1,011	$3,045
Depreciation and Amortization	$1,000	$770

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

					Trailing Twelve
	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Months
	6/30/07	9/29/07	12/31/07	3/29/08	3/29/2008

Sales	$41,368	$37,724	$36,273	$41,089	$156,454

Net Income	$4,501	$4,126	$2,069	$2,647	$13,343

Bookings	$38,711	$33,347	$38,712	$45,830	$156,600

Backlog	$94,346	$89,969	$92,408	$97,149	$97,149

Book:Bill	0.94	0.88	1.07	1.12	1.00

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	3/29/2008	12/31/2007

ASSETS:
Cash and cash equivalents	$1,190	$2,818
Accounts receivable	25,483	20,720
Inventories	36,095	36,920
Other current assets	2,932	3,563
Property, plant and equipment, net	30,649	30,083
Other assets	8,944	10,017

Total Assets	$105,293	$104,121

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$946	$951
Note payable	6,300	7,300
Accounts payable and accrued expenses	22,729	23,670
Long-term debt	14,613	14,684
Other liabilities	8,366	8,284
Shareholders’ equity	52,339	49,232

Total liabilities and shareholders’ equity	$105,293	$104,121

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended
	3/29/2008	3/31/2007	% change	2008 YTD %

Commercial Transport	$23,883	$28,600	-16%	58%
Business Jet	9,119	7,752	18%	22%
Military	7,812	6,198	26%	19%
Other	275	325	-15%	1%

Total	$41,089	$42,875	-4%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended
	3/29/2008	3/31/2007	% change	2008 YTD %

Cabin Electronics	$19,475	$24,502	-21%	47%
Cockpit Lighting	11,112	8,074	38%	27%
Airframe Power	5,181	5,650	-8%	13%
Exterior Lighting	2,909	2,255	29%	7%
Cabin Lighting	2,137	2,069	3%	5%
Other	275	325	-15%	1%

Total	$41,089	$42,875	-4%	100%